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                                                                     EXHIBIT 4.1

                          SOUTHERN MINERAL CORPORATION

                  1997 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN


1.       PURPOSE OF THE PLAN

         The purpose of this 1997 Non-Employee Director Compensation Plan (the "Plan") of Southern Mineral Corporation, a Nevada corporation (the "Company"), is to provide for the payment of Eligible Directors' (defined below) compensation in shares of the Company's common stock, par value $.01 per share ("Common Stock"), in order to further align the interests of Eligible Directors with those of the Company's stockholders and thereby promote the Company's long-term prospects.

2.       ADMINISTRATION

         Subject to the terms of the Plan, the Company's Board of Directors (the "Board") shall have the power to interpret the Plan and supervise its administration. All decisions made by the Board pursuant to the Plan shall be made by a majority of its members.

3.       STOCK RESERVED FOR THE PLAN

         The shares subject to the Plan shall consist of 200,000 authorized but unissued shares of Common Stock or previously issued shares reacquired and held by the Company, and such number of shares shall be and hereby is reserved for issuance pursuant to the Plan. Any of such shares which may remain unissued upon the Plan's termination shall cease to be reserved for purposes of the Plan.

4.       STOCK GRANTS

         Each Eligible Director (defined below) who attends in person a regular or special meeting of the Company's Board of Directors (excluding telephonic meetings) shall be issued effective on the date of such meeting (the "Grant Date") 1,000 shares of Common Stock ("Stock Grant"). "ELIGIBLE DIRECTOR" means a director of the Company who is not an employee of the Company or any of its subsidiaries (as defined in Section 425(f) of the Internal Revenue Code of 1986, as amended).

5.       TRANSFER RESTRICTIONS

         Until the expiration of six months and one day after the Grant Date, no Common Stock issued as part of the subject Stock Grant shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except by will or by the laws of descent and distribution. Any attempted disposition in violation of this Section 5 shall be null and void.
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6.       SECURITIES MATTERS

         (a)     Notwithstanding any other provision of the Plan,

                 (i) the Company shall not be obligated to cause to be issued or delivered any certificate evidencing shares of Common Stock subject to a Stock Grant unless and until the Company is advised by its counsel that the issuance and delivery of such certificate is in compliance with all applicable laws and regulations promulgated by governmental authority and all requirements of any securities exchange or quotation system on which shares of Common Stock are then traded or quoted; and

                 (ii) the Company shall be under no obligation to register, qualify or perfect an exemption from registration under federal or applicable state securities laws and regulations any shares of Common Stock issuable as a Stock Grant. The Board may require, as a condition to the issuance and delivery of certificates evidencing such shares of Common Stock, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Board, in its sole discretion, deems necessary or desirable to comply with federal and applicable state securities laws and regulations.

         (b) Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended. To the extent any provision of the Plan or action by the Board fails to so comply, such provision or action shall be deemed null and void to the extent permitted by applicable law and deemed advisable by the Board.

7.       TAX MATTERS

         Recipients of Stock Grants shall be responsible for all federal, state and local taxes attributable thereto. The Company shall provide recipients of Stock Grants a Form 1099 or comparable successor form with respect thereto.

8.       AMENDMENT OF THE PLAN

         The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided, however, that the provisions of Section 4 of the Plan (Stock Grants) may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

9.       EFFECTIVE DATE AND TERM OF PLAN

         The Plan shall become effective upon its approval by the Company's Board of Directors. No Common Stock may be granted under the Plan after May 31, 2002.



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